Exhibit 99.1

Contact:
David C. Dreyer Chief Financial Officer Christopher Schwartz Vice President, Financial Reporting and Investor Relations 866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2008 RESULTS AND

UPDATES FULL YEAR GUIDANCE

SAN DIEGO – (October 30, 2008) – AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the third quarter of 2008. Highlights include:

•	Revenue of $315 million, up 5% over last year and 1% over last quarter but slightly below Company guidance.

•	Revenue growth primarily driven by year-over-year volume increases in the Company’s two largest segments, Nurse & Allied and Locum Tenens.

•	EPS of $0.28, up 12% over last quarter, down 20% from last year, primarily due to certain non-recurring expenses and a tax adjustment during this quarter. These results were $0.03 below guidance.

•	Free cash flow of $19 million as days sales outstanding improved by 2 days from last quarter to 56 days in the third quarter. Cash flow from operations was $21 million.

“While the healthcare staffing industry is not insulated from the impact of our nation’s economic uncertainties, we do believe our industry leadership position and our diversified strategy is enabling AMN to deliver solid results that will translate into an even stronger market position in the future. While we are disappointed to be reporting operating performance slightly below our previous higher growth expectations, we do believe these results are more than respectable given the worsening financial and employment environment and the lower patient admissions and procedures reported by the healthcare industry,” said Susan R. Nowakowski, President and Chief Executive Officer of AMN Healthcare. “We were especially pleased with our largest business line of travel nurse staffing, where we experienced year-over-year and sequential revenue growth and likely the most significant market share gains we’ve seen in several quarters. The lower than expected results came primarily from our allied business and certain specialties within our locum tenens division.”

For the third quarter of 2008, revenue for the Nurse and Allied staffing segment was $217.1 million, an increase of 6.4% from the same quarter last year. The Locum Tenens staffing segment generated revenue of $85.3 million, an increase of 2.8% from the same quarter last year, and the Physician Permanent Placement segment provided revenue of $12.6 million, decreasing from $13.2 million reported the same quarter last year.

Gross profit for the third quarter of 2008 was $81.1 million, an increase of 1.7% from the same quarter last year. Gross margin this quarter decreased to 25.7% from 26.6% in the same quarter last year mainly reflecting lower gross profit contribution from higher margin business lines such as international nursing and physician permanent placement and a shift in the mix of specialties within our locum tenens staffing segment.

Selling, general and administrative (“SG&A”) expenses increased to 19.1% of revenue in the third quarter of 2008 from 18.6% in the same quarter last year due primarily to restructuring and legal expenses associated with the Company’s pharmacy staffing business which included a change in management, certain headcount reductions, and other non-recurring expenses. Excluding these costs, SG&A expenses would have been 18.6% of revenue, consistent with the same quarter last year.

Income tax expense was 34.4% of taxable income in the third quarter of 2008 as compared to 32.9% in the same quarter last year. During this quarter, the Company identified a tax matter that impacts the travel healthcare staffing industry. Since nearly the inception of the industry over two decades ago, it has been common industry practice for companies to offer lodging per diem payments; however, we recently became aware that a portion of these per diem payments may not be fully deductible for income tax purposes. The accompanying condensed consolidated financial statements reflect this uncertain tax position under U.S. generally accepted accounting principles.

Earnings per share were $0.28 in the third quarter which included $0.03 for the restructuring charge and legal expenses, $0.01 for a sales allowance adjustment lowering revenue in the permanent placement segment, offset with $0.04 for the tax benefit. These results came in $0.03 lower than the low end of guidance due mainly to lower than expected volumes in both nurse and allied and locum tenens segments, along with higher income taxes before recognizing the tax benefit mentioned above.

Revenue and Earnings Guidance for Fourth Quarter and Full Year 2008

In light of the current slowing economic conditions and negative effects of higher unemployment rates on both demand and supply for flexible healthcare staffing, the Company revised its projected full-year 2008 revenue to $1.22 billion and its fourth quarter 2008 revenue to a range from $295 million to $300 million. Fourth quarter and full-year EPS are estimated to be negatively impacted by $0.03 and $0.04, respectively, as a result of the income tax matter. Fourth quarter EPS is expected to range from $0.20 to $0.23, including an estimated $0.02 negative income tax adjustment, and full year EPS is now expected to range from $0.99 to $1.02. Pro forma EPS for the full year excluding an estimated $0.03 negative effect of the income tax adjustment, $0.03 impact of the restructuring and legal expense and the $0.01 impact of the sales allowance would range from $1.06 to $1.09.

Nowakowski added, “Despite the recent short-term challenges, the long-term fundamentals of our business opportunity have not changed. The demand for clinicians will continue to rise as the population ages and the shortages of physicians, nurses and allied professionals become more severe. We do expect to continue to see an impact from the current uncertain economic and political environment, which limits our short-term growth opportunities. During these times we have rededicated ourselves to focus on three key aspects of our strategy: Continuing to (1) capture more market share, (2) capture efficiency and productivity gains which should drive reductions in our cost structure, and (3) expand and diversify our business to respond to changing modes of healthcare delivery. Two good examples of such expansion are the recent launch of AMN’s Recruitment Process Outsourcing and surgical center staffing service offerings. We will utilize this downturn to implement changes that can drive greater profitability through operating leverage when stability returns to the economy and the healthcare sector.”

Stock Repurchase Program Update

The Company is authorized to purchase up to $38 million of its outstanding common stock in the open market through March 31, 2009. Since June 2008, the Company has repurchased 1,554,600 shares of its common stock for approximately $28.4 million. Diluted shares outstanding at September 30, 2008 were approximately 33.9 million.

Company Summary

AMN Healthcare Services, Inc. is the largest healthcare staffing company in the United States and the largest nationwide provider in all three of its business segments: travel nurse and allied staffing, locum tenens staffing (temporary physician staffing), and physician permanent placement services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare settings throughout the United States. For more information, visit www.amnhealthcare.com.

Conference Call on October 30, 2008

AMN Healthcare Services, Inc.’s third quarter 2008 conference call will be held on Thursday, October 30, 2008, at 5:00 p.m., Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 428-4479 in the U.S. or (651) 291-5254 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available at 7:30 p.m. Eastern Time on October 30, 2008, and can be accessed until November 13, 2008 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 962588.

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (“GAAP”), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the Company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the revenue and earnings guidance for the fourth quarter and full year of 2008, the impact of the tax matter relating to lodging per diems and Ms. Nowakowski’s comments, including those regarding the Company’s industry leadership and anticipated stronger future market position, the long-term fundamentals of the business including rising demand for clinicians and the shortage of healthcare professionals and the Company’s plans to focus on capturing more market share, capturing efficiency and productivity gains and expanding and diversifying service offerings. The Company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as

“believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause the Company’s actual results to differ materially from those implied by the forward-looking statements in this earnings release: the Company’s ability to continue to recruit qualified temporary and permanent healthcare professionals at reasonable costs; the Company’s ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; the Company’s ability to attract and retain sales and operational personnel; the Company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the Company and to secure orders related to those contracts, which ability is affected by many factors, including increasingly the role of vendor management companies; the Company’s ability to demonstrate the value of its services to its healthcare and facility clients, which may be impacted by the role of intermediaries such as vendor management companies; the Company’s ability to maintain and enhance the brand identities it has developed, at reasonable costs; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy and utilization of services at hospital and healthcare facility clients’ facilities, including the potential impact on such utilization caused by adoption of alternative modes of healthcare delivery, which utilization may influence demand for the Company’s services; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the Company places temporary healthcare professionals; the Company’s ability to successfully design its strategic growth, acquisition and integration strategies and to implement those strategies, which includes our ability to obtain credit at reasonable terms to complete acquisitions, integrate acquired companies’ accounting, management information, human resource and other administrative systems, and implement or remediate controls, procedures and policies at acquired companies; the Company’s ability to leverage its cost structure; access to and undisrupted performance of the Company’s management information and communication systems, including use of the Internet, and candidate and client databases and payroll and billing software systems; the Company’s ability to keep its web sites operational at a reasonable cost and without service interruptions; the effect of existing or future government legislation and regulation; the Company’s ability to grow and operate its business in compliance with legislation and regulations, including regulations that may affect the Company’s clients and, in turn, affect demand for the Company’s services, such as Medicare reimbursement rates which may negatively affect both orders and client receivables; the challenge to the classification of certain of the Company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the Company; the disruption or adverse impact to the Company’s business as a result of a terrorist attack or breach of security of our data systems; the Company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support its business; the Company’s ability to meet its financial covenants, which if not met, could adversely affect the Company’s liquidity; the loss of key officers and management personnel that could adversely affect the Company’s ability to remain competitive; the effect of recognition by the Company of an impairment to goodwill; and the effect of adjustments by the Company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this earnings release are set forth in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and its Current Reports on Form 8-K. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this earnings release are likely to cause these statements to become outdated with the passage of time. The Company does not intend, however, to update the guidance provided today prior to its next earnings release.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007 (1)	% Chg	2008	2007 (1)	% Chg
Revenue	$315,014	$300,267	4.9%	$921,298	$878,123	4.9%
Cost of revenue	233,954	220,529	6.1%	680,245	650,921	4.5%

Gross profit	81,060	79,738	1.7%	241,053	227,202	6.1%

	25.7%	26.6%		26.2%	25.9%
Operating expenses:
Selling, general and administrative	60,260	55,769	8.1%	175,480	162,340	8.1%
	19.1%	18.6%		19.0%	18.5%
Depreciation and amortization	3,770	2,979	26.6%	10,858	8,465	28.3%

Total operating expenses	64,030	58,748	9.0%	186,338	170,805	9.1%

Income from operations	17,030	20,990	-18.9%	54,715	56,397	-3.0%
	5.4%	7.0%		6.0%	6.4%
Interest expense, net	2,550	3,071	-17.0%	8,021	9,529	-15.8%

Income before income taxes	14,480	17,919	-19.2%	46,694	46,868	-0.4%
Income tax expense	4,985	5,892	-15.4%	19,961	18,912	5.5%

Net income	$9,495	$12,027	-21.1%	$26,733	$27,956	-4.4%

	3.0%	4.0%		2.9%	3.2%
Net income per common share:
Basic	$0.29	$0.35	-17.1%	$0.79	$0.81	-2.5%

Diluted	$0.28	$0.35	-20.0%	$0.78	$0.80	-2.5%

Weighted average common shares outstanding:
Basic	33,269	34,328	-3.1%	33,642	34,562	-2.7%

Diluted	33,894	34,745	-2.4%	34,126	35,098	-2.8%

(1)	Net income during the three and nine months ended September 30, 2007 was revised by $1.9 million and $0.4 million for the three and nine months ended September 30, 2007 to reflect an immaterial correction of an error related to an issue regarding the deductibility of lodging per diem payments for income tax purposes.

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008	% of Rev	2007	% of Rev	2008	% of Rev	2007	% of Rev
Revenue
Nurse and allied healthcare staffing	$217,107		$204,083		$636,434		$605,380
Locum tenens staffing	85,331		83,004		245,541		234,346
Physician permanent placement services	12,576		13,180		39,323		38,397

	$315,014		$300,267		$921,298		$878,123

Adjusted EBITDA (1)
Nurse and allied healthcare staffing	$13,776	6.3%	$15,674	7.7%	$45,949	7.2%	$43,040	7.1%
Locum tenens staffing	6,687	7.8%	7,555	9.1%	16,589	6.8%	18,613	7.9%
Physician permanent placement services	2,763	22.0%	3,006	22.8%	9,966	25.3%	9,429	24.6%

	23,226	7.4%	26,235	8.7%	72,504	7.9%	71,082	8.1%
Depreciation and amortization	3,770		2,979		10,858		8,465
Stock-based compensation	2,426		2,266		6,931		6,220
Interest expense, net	2,550		3,071		8,021		9,529

Income before income taxes	14,480		17,919		46,694		46,868
Income tax expense (7)	4,985		5,892		19,961		18,912

Net income (7)	$9,495		$12,027		$26,733		$27,956

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007	% Chg	2008		2007	% Chg
Gross Margin
Nurse and allied healthcare staffing	23.6%		24.2%		24.0%		23.6%
Locum tenens staffing	26.6%		27.0%		26.4%		26.0%
Physician permanent placement services	57.5%		60.2%		59.6%		61.1%
Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (2)	7,185		6,895	4.2%	7,093		6,981	1.6%
Revenue per traveler per day (3)	$328.44		$321.72	2.1%	$327.47		$317.65	3.1%
Gross profit per traveler per day (3)	$77.39		$77.84	-0.6%	$78.65		$74.95	4.9%
Locum tenens staffing
Days filled (4)	58,638		57,036	2.8%	169,196		166,937	1.4%
Revenue per day filled (4)	$1,455.22		$1,455.29	0.0%	$1,451.22		$1,403.80	3.4%
Gross profit per day filled (4)	$386.73		$393.33	-1.7%	$382.66		$364.82	4.9%

	Three Months Ended September 30,
	2008	2007
Net cash provided by operating activities	$21,136	$20,817
Capital expenditures	(1,963)	(1,859)

Free Cash Flow (5)	$19,173	$18,958

	As of September 30,
	2008	2007
Leverage Ratio (6)	1.7	1.6

(1)	Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the Company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the Company’s performance because it believes that adjusted EBITDA more accurately reflects the Company’s results, as it excludes certain items, in particular stock-based compensation charges that management believes are not indicative of the Company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the Company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(4)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the Company’s locum tenens staffing segment divided by days filled for the period presented.

(5)	Free cash flow is calculated by subtracting capital expenditures from net cash provided by operating activities.

(6)	Leverage ratio represents the ratio of the total debt outstanding at the end of the period to the Adjusted EBITDA for the past twelve months.

(7)	Net income during the three and nine months ended September 30, 2007 was revised by $1.9 million and $0.4 million for the three and nine months ended September 30, 2007 to reflect an immaterial correction of an error related to an issue regarding the deductibility of lodging per diem payments for income tax purposes.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007(1)
Assets
Current assets:
Cash and cash equivalents	$7,805	$18,495
Accounts receivable, net	191,053	184,741
Income taxes receivable	1,103	—
Deferred income taxes, net	28,081	28,084
Other current assets	14,354	11,631

Total current assets	242,396	242,951
Fixed assets, net	24,645	24,600
Goodwill, net	252,823	241,266
Intangible assets, net	124,050	113,535
Other assets	14,645	11,274

Total assets	$658,559	$633,626

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$457	$—
Accounts payable and accrued expenses	28,126	22,231
Accrued compensation and benefits	49,976	43,446
Income taxes payable	—	3,352
Revolving credit facility	36,500	—
Current portion of notes payable	14,949	26,616
Deferred revenue	7,971	7,647
Other current liabilities	14,567	25,691

Total current liabilities	152,546	128,983
Notes payable, less current portion	106,512	120,352
Deferred income taxes, net	68,930	71,092
Other long-term liabilities	55,289	46,999

Total liabilities	383,277	367,426

Stockholders’ equity	275,282	266,200

Total liabilities and stockholders’ equity	$658,559	$633,626

(1)	Income tax payable, other long-term liabilities and stockholder’s equity were revised by $0.4 million, $9.5 million and $9.9 million, respectively, as of December 31, 2007, to reflect an immaterial correction of an error related to an issue regarding the deductibility of lodging per diem payments for income tax purposes.

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net cash provided by operating activities	$21,136	$20,817	$49,892	$54,310
Net cash used in investing activities	(1,963)	(1,859)	(46,428)	(11,973)
Net cash used in financing activities	(19,627)	(30,319)	(14,038)	(40,607)
Effect of exchange rates on cash	(97)	4	(116)	18

Net increase (decrease) in cash and cash equivalents	(551)	(11,357)	(10,690)	1,748
Cash and cash equivalents at beginning of period	8,356	17,527	18,495	4,422

Cash and cash equivalents at end of period	$7,805	$6,170	$7,805	$6,170